Exhibit 23.3

Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place Central Hong Kong Tel +852.3923.1111 Fax +852.3923.1100 Email HongKong@loeb.com	樂博律師事務所有限法律責任合夥 香港中環康樂廣場1號 怡和大廈2206-19室 電話 +852.3923.1111 傳真 +852.3923.1100 電郵 HongKong@loeb.com

October 17, 2025

FBS Global Limited

74 Tagore Lane,

#02-00 Sindo Industrial Estate,

Singapore 787498

Ladies and Gentlemen,

Re:	FBS Global Limited

We have acted as counsel to FBS Global Limited (the “Company”), a company incorporated in the Cayman Islands, in connection with the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) covering an offering of a minimum of $5,000,000 of ordinary shares and a maximum of $10,000,000 of ordinary shares, US$0.001 par value each, of the Company.

We hereby consent to the use of this consent as an exhibit to the Registration Statement, to the use of our name as your counsel regarding U.S. securities law matters and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Yours faithfully,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP

Principal Robert CALDWELL Roy CHOI Michael FUNG Lewis HO Jeffrey KUNG Lynia LAU Shirley LAU Wallace LAU Alfred LEE Polly LIU Terence WONG

A Hong Kong firm of solicitors.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.